EXHIBIT 16.1

August 21, 2013

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC  20549

Ladies and Gentlemen:

We have read the statements of Wound Management Technologies, Inc. pertaining to our firm included under Item 4.01 of Form 8-K, to be filed on or about August 21, 2013 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Pritchett, Siler & Hardy, P.C.

PRITCHETT, SILER & HARDY, P.C.